Exhibit 99.1

RUBICON PROJECT APPOINTS SARAH HARDEN TO BOARD OF DIRECTORS

CEO of Hello Sunshine Brings Entertainment, Direct-to-Consumer Video
and Digital Media Expertise to Board

LOS ANGELES - July 8, 2019 - Rubicon Project (NYSE:RUBI), the global exchange for advertising, today announced the appointment of Sarah Harden, Chief Executive Officer of Hello Sunshine, to its Board of Directors. Sarah brings more than two decades of experience in digital media, entertainment and direct-to-consumer video to the Company’s Board.

Sarah is currently the Chief Executive Officer of Reese Witherspoon’s media company Hello Sunshine, following five years of executive level positions at Otter Media/The Chernin Group, including President and Executive Vice President. Hello Sunshine was launched in November 2016 by Witherspoon in partnership with The Chernin Group and AT&T via their Otter Media venture.

“Sarah’s extensive background in entertainment and direct-to-consumer video gives her a valuable perspective and makes her an ideal fit for the Rubicon Project board as the company continues to expand its video capabilities for the advertising ecosystem,” said Michael Barrett, President & Chief Executive Officer, Rubicon Project. “Her expertise will prove to be a true asset as we adapt to the rise of programmatic video.”

Harden added, “I am very excited to have the opportunity to serve on the Rubicon Project board during such an exciting time for the company. I’m looking forward to continuing to enhance Rubicon Project’s position in this dynamic market and strengthen our partnerships as we continue to add value to the ecosystem.”

Sarah also previously served as board member of privately held ESPN-Star Sports, Star China Media and The Moby Group and as a board director overseeing successful acquisitions and exits of private portfolio companies including Crunchyroll, Fullscreen, Roosterteeth, McBeard, Stagebloc and minority-invested company DLVR. Sarah received her MBA from Harvard Business School and graduated with honors with a B.A. in international relations from The University of Melbourne.

About Rubicon Project
Founded in 2007, Rubicon Project is one of the world’s largest advertising exchanges. The company helps websites and apps thrive by giving them the tools and expertise to sell ads easily and safely. In addition, the world’s leading agencies and brands rely on Rubicon Project’s technology to execute billions of advertising transactions each month. Rubicon Project is an independent, publicly traded company headquartered in Los Angeles, California.

Contact:
Charlstie Veith
Global Head of Communications
Rubicon Project
cveith@rubiconproject.com